SUPPLEMENTAL INDENTURE

         SUPPLEMENTAL INDENTURE, dated as of March 24, 1997 (the "Supplemental Inden ture"), between BANKUNITED FINANCIAL CORPORATION, a Florida corporation (hereinafter called the "Corporation") having its principal office at 255 Alhambra Circle, Coral Gables, Florida 33134, and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (hereinafter called the "Trustee"), entered into pursuant to the provisions of the JUNIOR SUBOR DINATED INDENTURE, dated as of December 30, 1996 (the "Indenture"), between the Corpora tion and the Trustee.

         Whereas, the Indenture provides for the issuance by the Corporation of 10 1/4% Junior Subor dinated Deferrable Interest Debentures, Series A, due December 31, 2026 ("Series A Debentures"), in an aggregate principal amount of no more than $52,000,000;

         Whereas, pursuant to the terms of the Indenture the Corporation issued $52,000,000 of Series A Debentures to evidence loans made to the Corporation of the proceeds from the issuance by a business trust ("BankUnited Capital") of preferred trust interests in BankUnited Capital (the "Preferred Securities") and common interests in BankUnited Capital (the "Common Securities" and, collectively with the Preferred Securities, the "Trust Securities");

         Whereas, Section 9.2 of the Indenture provides, among other things, that the Corporation and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of changing in any manner the provisions of the Indenture, except as provided in subsections (1), (2) and (3) thereof, with the consent of the holders of not less than a majority in principal amount of the Series A Debentures;

         Whereas, the Corporation wishes to issue an additional $20,800,000 of Series A Debentures ("New Series A Debentures") to evidence additional loans to be made to the Corporation of the proceeds from an additional issuance by BankUnited Capital of $20,000,000 of Preferred Securities ("New Preferred Securities") and an additional $800,000 of Common Securities ("New Common Securities");

         Whereas, the Corporation intends that the New Series A Debentures and the New Preferred Securities have the same rights, terms and conditions as the Series A Debentures and the Preferred Securities;

         Whereas, the Corporation, by corporate action duly taken, has authorized the execution of this Supplemental Indenture and the issuance of the New Series A Debentures; and

         Whereas, all other conditions have been complied with, all actions have been taken and all things have been done which are necessary to make the Series A Debentures, when executed by the Corporation and authenticated by or on behalf of the Trustee and when delivered as provided in the Indenture, the valid obligations of the Corporation and to make this Supplemental Indenture a valid and binding supplemental indenture.

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         NOW, THEREFORE, in consideration of the premises and the purchase of
New Series A Debentures by the holders thereof, it is mutually covenanted and agreed that the Indenture is supplemented to provide in Section 3.1 thereof for the issuance by the Corporation under the Indenture of an aggregate principal amount of $72,800,000 of Series A Debentures, to revise the form of the Series A Debentures as set forth in Annex C to this Supplemental Indenture dated March 24, 1997, and to revise certain of the definitions in Section 1.1 of the Indenture as follows:

         "GUARANTEE AGREEMENT" means the Guarantee Agreement substantially in the form attached to this Supplemental Indenture dated March 24, 1997 as Annex B, or substantially in such form as may be specified as contemplated by Section
3.1 of the Indenture with respect to the Securities, as amended from time to time.

         "REGISTRATION PENALTY" has the meaning set forth in the Registration Rights Agreement dated as of December 30, 1996 among the Corporation, BankUnited Capital and Friedman, Billings, Ramsey & Co., Inc. and Raymond James & Associates, Inc., and in the Registration Rights Agreement dated as of March 24, 1997 among the Corporation, BankUnited Capital and Friedman, Billings, Ramsey & Co., Inc.

         "TRUST AGREEMENT" means the Amended and Restated Trust Agreement substantially in the form attached to this Supplemental Indenture dated March 24, 1997 as Annex A, or substantially in such form as may be specified as contemplated by Section 3.1 of the Indenture with respect to the Securities, in each case as amended from time to time.

         In all other respects, the terms, covenants and provisions of the Indenture shall remain as specified in the Indenture.

*            *                *                 *                 *

         This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the day and year first above written.

                                          BANKUNITED FINANCIAL CORPORATION

                                          By: ----------------------------------

                                          THE BANK OF NEW YORK
                                          as Trustee

                                          By:-----------------------------------


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